Exhibit 10.51

NEW YORK STOCK EXCHANGE, INC.

CAPITAL ACCUMULATION PLAN

Amended and Restated

Effective as of January 1, 2005

(Reflecting Amendments Adopted through December 31, 2008)

New York Stock Exchange, Inc.

Capital Accumulation Plan

The New York Stock Exchange, Inc. Capital Accumulation Plan (the “Plan”) was adopted, effective as of January 1, 1998, in order to provide supplemental retirement benefits to a select group of management and highly compensated employees of the New York Stock Exchange, Inc. The Plan was thereafter amended. The Plan is now amended and restated effective as of January 1, 2005 (the “Restatement Date”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This document reflects amendments adopted through December 31, 2008.

The benefits of any Participant who incurred a Termination of Employment, as defined herein, prior to January 1, 2005, or the surviving beneficiary of any deceased Participant who died prior to January 1, 2005, shall be governed under the terms of the Plan in existence at the time of the Participant’s Termination of Employment (including as a result of death), except as otherwise specifically provided in the Plan. Notwithstanding the foregoing, the form and timing of distribution of any benefits under the Plan to any individual which commence on or after the Restatement Date shall be determined under the provisions of this Plan.

1.	DEFINITIONS. For purposes of this Plan, the following definitions apply:

(a)	“Accumulation Account” means the individual account established by the NYSE for a Participant to which book entry contributions made to the Plan on behalf of a Participant and Earnings thereon shall be credited.

(b)	“Accumulation Benefits” means the vested portion of Accumulation Account.

(c)

“Beneficiary” means the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (the “SESP”) to receive his benefits under the SESP in the event of the Participant’s death. If a Participant is not a participant under the SESP, the Participant’s Beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange and Subsidiary Companies Employee Savings Plan (the “Savings Plan”) to receive his benefits under the Savings Plan in the event of the Participant’s death. If a Participant is not a participant under the SESP or the Savings Plan, the Participant’s Beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange, Inc. ICP Award Deferral Plan (the “ICP Plan”) to receive his benefits under the ICP Plan in the event of the Participant’s death. If a Participant is not a participant under the SESP, the Savings Plan, or the ICP Plan, the Participant’s Beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the Participant’s estate. In the event that two (2) or more persons are the Participant’s Beneficiary under the SESP, the Savings Plan, or the ICP Plan, as applicable, then each such person shall be entitled to receive payment under this Plan in the same proportion as the proportion of benefits such person is entitled to receive under the SESP, the Savings Plan, or the ICP Plan, as applicable.

(d)	“Board” means the Board of Directors of the NYSE, and on or after January 1, 2008, the Board of Directors of NYSE Group.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Committee of at least two (2) individuals appointed by the Board for purposes of administering the Plan, or any successor committee. If a Participant serves on the Committee, such Participant shall not be authorized to make any determinations or decisions with respect to his participation hereunder or with respect to payment of Accumulation Benefits to such Participant hereunder.

(g)	“Disability” means an incapacity for which the Participant is (1) receiving, for at least three months, disability benefits under the NYSE’s or NYSE Group’s Long Term Disability Plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (2) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and would be eligible to receive benefits under NYSE’s or NYSE Group’s Long Term Disability Plan if he or she participated in such plan or (3) for which the Participant is receiving Social Security disability benefits.

(h)	“Earnings” means, for any Plan Year, earnings on amounts in the Accumulation Account computed in accordance with Section 4 hereof, and credited as a book entry to the Participant’s Accumulation Account.

(i)	“Employer” means NYSE Group, Inc., NYSE, SIAC and any of such entities’ Subsidiaries.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)	“409A Transition Calendar Year” means 2006, 2007 or 2008.

(l)	“Grandfathered Account” means a Participant’s Accumulation Account which is accrued and vested as of December 31, 2004 and any Earnings thereon.

(m)	“ICP” means the annual incentive compensation plan adopted by the NYSE, effective as of January 1, 1984, as amended from time to time.

(n)	“ICP Award” means the amount payable (or would have been paid if not for an election made pursuant to the New York Stock Exchange, Inc. ICP Award Deferral Plan to defer all or a portion of such amounts) under the ICP to a Participant pursuant to the terms of ICP.

(o)	“LTIP” means the NYSE Long Term Incentive Plan, effective as of April 4, 1996, as amended from time to time.

(p)	“LTIP Award” means the amount payable under the LTIP to a Participant pursuant to the terms of the LTIP.

(q)	“Non-Grandfathered Account” means the Participant’s Accumulation Account less his Grandfathered Account, if any, and any Earnings on such net amount.

(r)	“NYSE” means the New York Stock Exchange, Inc. and any successor by merger, consolidation, purchase or otherwise. Effective March 6, 2006, NYSE means the New York Stock Exchange LLC and any successor by merger, consolidation, purchase or otherwise.

(s)	“NYSE Controlled Group” means NYSE and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes NYSE and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with NYSE.

(t)	“NYSE Group” means NYSE Group, Inc.

(u)	“Participant” means each of the employees set forth on Exhibit A hereto and any other employee who is designated as a Participant in this Plan by the Human Resources Policy and Compensation Committee of the Board. An individual who was designated as a Participant in this Plan and has a balance in his Accumulation Account but who has incurred a Termination of Employment or has been designated as ineligible to continue to participate in the Plan shall not be eligible to have further book entry contributions made to his Accumulation Account pursuant to the provisions of the Plan. Notwithstanding any contrary provision contained herein, no person shall be designated as, or shall become, a Participant in this Plan on or after January 1, 2004.

(v)	“Performance Award” means the ICP Award and/or the LTIP Award. Notwithstanding the foregoing, effective May 1, 2001, “Performance Award” shall mean only the ICP Award.

(w)	“Plan” means the New York Stock Exchange, Inc. Capital Accumulation Plan.

(x)	“Plan Year” means the twelve (12) month period ending December 31.

(y)	“Restatement Date” means January 1, 2005.

(z)	“Savings Plan” means the New York Stock Exchange and Subsidiary Companies Employee Savings Plan, as amended from time to time.

(aa)	“Spouse” means a Participant’s legal spouse at the time of the Participant’s death.

(bb)	“Specified Employee” means a Participant who, as of the date of his Termination of Employment, is a key employee (as defined under Code Section 416(i)(1)(A)(i), (ii) or (iii) but determined without reference to Code Section 416(i)(5)) of the Employer, as determined in accordance with the rules and procedures specified by the Committee in accordance with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder. The status of a Participant as a Specified Employee during the Measurement Period (defined herein) shall be determined annually on December 31st of the Plan Year immediately preceding the Measurement Period (“Identification Date”). The Measurement Period shall be the twelve (12) month period beginning on the April 1st succeeding the Identification Date for which it relates and ending on the March 31st of the following Plan Year.

(cc)	“Termination of Employment” means the termination of employment of an Employee with the NYSE Controlled Group for any reason whatsoever, including but not limited to death, Disability, retirement, resignation or involuntary termination, provided, that, such employment termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations issued thereunder.

2.	CONTRIBUTIONS AND AMOUNT OF ACCUMULATION BENEFITS

(a)	Notwithstanding any provision in the Plan to the contrary, no book entry contributions shall be made by the NYSE to a Participant’s Accumulation Account with respect to a Participant’s LTIP Award after May 1, 2001.

NYSE shall make book entry contributions to the Accumulation Account of a Participant equal to the Participant’s ICP Award multiplied by the percentage set forth on Exhibit B corresponding to the Participant’s name. Notwithstanding any other provision of the Plan to the contrary, the Plan is frozen, effective as of January 1, 2004, and no book entry contribution shall be made or credited pursuant to this Section 2(a) to any Accumulation Account with respect to amounts earned for services performed after December 31, 2003.

(b)	Earnings shall be credited to a Participant’s Accumulation Account as provided in Section 4 below.

3.	VESTING

(a)	A Participant shall become vested in his Accumulation Account based on his age while continuously employed by the NYSE or NYSE Group, as follows:

AGE	% Vested

Younger than 50	0%

50 but younger than 51	10%

51 but younger than 52	20%

52 but younger than 53	30%

53 but younger than 54	50%

54 but younger than 55	70%

55 and older	100%

Notwithstanding the foregoing, effective May 1, 2001, the portion of a Participant’s Accumulation Account attributable to book entry contributions credited after May 1, 2001 and Earnings thereon shall become vested based on the Participant’s age while continuously employed by the NYSE or NYSE Group, as follows:

AGE	% Vested
Younger than 55	0%
55 but younger than 56	10%
56 but younger than 57	20%
57 but younger than 58	30%
58 but younger than 59	50%
59 but younger than 60	70%
60 and older	100%

(b)	The Human Resources Policy and Compensation Committee of the Board, in its sole discretion, may vest a Participant in the Participant’s Accumulation Account with respect to any Participant who incurs a Termination of Employment at the initiation of the NYSE or NYSE Group, as determined in the sole discretion of the Human Resources Policy and Compensation Committee of the Board. Any vesting pursuant to this paragraph shall only be effective if made in writing.

(c)	Notwithstanding any other provision to the contrary, if any Participant shall die or incur a Disability while he is employed by the NYSE or NYSE Group, the Participant’s entire interest in his Accumulation Account shall fully vest.

4.	MEASUREMENT OF EARNINGS

(a)	Earnings on the non-vested portion of a Participant’s Accumulation Account shall be computed using a rate established by the Committee. The Committee may change the designated measuring alternative at any time as it may determine, in its sole discretion. The Committee shall credit the Earnings computed under this Section 4(a), to the balance in each Participant’s Accumulation Account as of the last business day of each calendar month, or such other dates which are selected by the Committee in its sole discretion.

(b)	The measurement of Earnings on the vested portion of an Accumulation Account shall be selected by each Participant in writing, on a form prescribed by the Committee, from among the measuring alternatives offered by the Committee for the measuring of Earnings. Each Participant may change the selection of his measuring alternatives for measuring of Earnings on Accumulation Benefits as of the beginning of any calendar month (or at such other times and in such manner as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee. The Committee shall credit the Earnings computed under this Section 4(b) to the balance in each Participant’s Accumulation Account as of the last business day of each calendar month, or such other dates as are selected by the Committee in its sole discretion, at a rate equal to the performance of the measuring alternatives selected by the Participant for the calendar month (or such other applicable period) to which such selection relates.

(c)	The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings factors and the election of measuring alternatives pursuant to this Section 4. Any such rules and procedures shall be attached to the Plan as Exhibit C.

5.	PAYMENT OF ACCUMULATION BENEFITS

(a)	Within thirty (30) days following the date an employee is designated as a Participant, he may make an election regarding the form and timing of his future receipt of Accumulation Benefits from the Plan, which election shall be deemed to be valid and binding hereunder. A Participant may elect to receive his Accumulation Benefits in the standard lump sum distribution form or in approximately equal annual installments, over a period as elected by the Participant but not in excess of twenty (20) years, to commence as soon as administratively feasible following (i) his Termination of Employment (other than by reason of death) or (ii) the January 1 next following his Termination of Employment, as elected by the Participant at the time of such initial election. The Accumulation Account of a Participant who elects to receive annual installment payments shall continue to be credited with Earnings until the final installment is paid. The Non-Grandfathered Accounts of any Participant which are paid pursuant to such election on or after the Restatement Date shall be paid in the manner and at the time described in Section 5(c) or, in the event of the Participant’s death, Section 5(e). If a Participant does not make an installment election, Accumulation Benefits shall be paid to him in a single lump sum as soon as administratively feasible after his Termination of Employment with respect to a Grandfathered Account and on the first day of the month coincident with or next following his Termination of Employment with respect to a Non-Grandfathered Account, subject to the rules in paragraphs (b) and (c) below; provided, that the rules in paragraphs (d) and (e) below will apply in the event of the Participant’s death.

(b)	A Participant may make an election or change his existing election with respect to his Grandfathered Account, on a form prescribed by and filed with the Committee, at any time at least one (1) year prior to his Termination of Employment, to receive his Accumulation Benefits in a lump sum or in approximately equal annual installments, over a period as elected by the Participant but not in excess of twenty (20) years, and commencing as soon as administratively feasible following (i) his Termination of Employment (other than by reason of death) or (ii) the January 1 next following his Termination of Employment as the Participant elects.

(c)	Effective as of the Restatement Date, a Participant may make an election or change his existing election, on a form prescribed by and filed with the Committee, to receive his Non-Grandfathered Account in a lump sum or in approximately equal annual installments, over a period as elected by the Participant, but not in excess of twenty (20) years, with each installment equaling the balance in the Participant’s Non-Grandfathered Account immediately prior to the date of distribution, divided by the number of unpaid installments. Distributions shall commence on (i) the first day of the month coincident with or next following his Termination of Employment (other than by reason of death) or (ii) the January 1 next following his Termination of Employment, as the Participant elects, and continue on each annual anniversary date of the first date of payment until all payments the Participant has elected have been paid, provided, that (iii) the Participant has made and filed with the Committee an election on or prior to December 31, 2008. A Participant will not be permitted to make or revise a payment election with respect to his Non-Grandfathered Account after December 31, 2008. An election or a change to an existing election with respect to a Participant’s Non-Grandfathered Account made in a 409A Transition Calendar Year may only apply to amounts that would not otherwise be payable in that 409A Transition Calendar Year and may not cause an amount to be paid in that 409A Transition Calendar Year that would not otherwise be paid in that 409A Transition Calendar Year. Notwithstanding the foregoing, in the event a Participant is a Specified Employee, his Non-Grandfathered Account shall commence to be paid on the later of the date such Account would otherwise be paid under this paragraph (c) or the date 6 months following the date of such Participant’s Termination of Employment unless the termination is due to Disability or death, and the first payment shall include any payments that would have been made during such six-month period if the Participant were not a Specified Employee.

(d)

If a Participant dies prior to receiving his total Grandfathered Account, the unpaid portion of such Grandfathered Account shall be paid to the Participant’s Beneficiary in a single lump sum, as soon as administratively feasible following the Participant’s death; provided, however, that the Participant shall have the right, in a writing filed with the Committee, to make elections, prior to his

Termination of Employment, to have all or a portion of such Grandfathered Account payable or remaining payable at his death to be paid to his Spouse (i) in approximately equal annual installments, over a period as elected by the Participant but not in excess of the lesser of twenty (20) years or the remaining installments if the Participant is already receiving installments, and (ii) to commence as soon as administratively feasible following (i) his death or (ii) the January 1 next following his death, as elected by the Participant. Such elections (or any election to revoke or change a prior election) must be made and filed with the Committee at least one year prior to the earlier of the Participant’s death or Termination of Employment, provided, however, that the initial election of an employee shall be binding if filed with the Committee prior to the end of the thirty (30) day period commencing on the date the employee first becomes a Participant. If the Participant shall not have a Spouse at the time of his death, the unpaid portion of the Participant’s Grandfathered Account shall be paid to the Participant’s Beneficiary in a single lump sum, as soon as administratively feasible following the Participant’s death.

(e)	The Beneficiary of a Participant who dies prior to receiving his total Non-Grandfathered Account shall receive the unpaid portion of such Non-Grandfathered Account in a single lump sum, on the first day of the month coincident with or next following the Participant’s death; provided, however, that the Participant shall have the right, in a writing filed with the Committee, to make elections to have all or a portion of such Non-Grandfathered Account payable or remaining payable at his death to be paid to his Spouse (i) in approximately equal annual installments, over a period as elected by the Participant but not in excess of the lesser of twenty (20) years or the remaining installments if the Participant is already receiving installments. Each such installment shall equal the balance in the Participant’s Non-Grandfathered Account immediately prior to the date of distribution, divided by the number of unpaid installments and shall be paid on the annual anniversary of the first such payment. Each such distribution shall commence on (A) the first day of the month coincident with or next following the Participant’s death or (B) the January 1 next following his death, as elected by the Participant. Such elections (or any election to revoke or change a prior election) must be made and filed with the Committee prior to the earliest of the Participant’s death, Termination of Employment or December 31, 2008; provided, however, that the initial election of an employee shall be binding if filed with the Committee prior to the end of the thirty (30) day period commencing on the date the employee first becomes a Participant. If the Participant shall not have a Spouse at the time of his death, the unpaid portion of the Participant’s Non-Grandfathered Account shall be paid to the Participant’s Beneficiary in a single lump sum, on the first day of the month coincident with or next following the Participant’s death, provided, that if the form is other than a single lump sum, the Participant has made and filed with the Committee an election as to death benefits on or prior to December 31, 2008. A Participant will not be permitted to make or revise a payment election with respect to death benefits from his Non-Grandfathered Account after December 31, 2008.

(f)	Notwithstanding any provision of the Plan to be contrary, any distribution from the Plan to a trust or estate which is the Beneficiary of a Participant shall be made in a lump sum, and in the case of a Non-Grandfathered Account, shall be paid on the first day of the month coincident with or next following the Participant’s Termination of Employment.

6.	FORFEITURE

The Human Resources Policy and Compensation Committee of the Board may forfeit the benefits of a Participant (or his Beneficiary, if the Participant has died) under the Plan in the event that the Participant is discharged for willful, deliberate, or gross misconduct, or if such grounds exist at the time of the Participant’s Termination of Employment even if such Termination of Employment is for other reasons. Such determination, and whether or not benefits shall be forfeited shall be determined by the Human Resources Policy and Compensation Committee of the Board in its sole discretion, based on the relevant facts and circumstances.

7.	CLAIMS PROCEDURE

(a)	The Committee shall appoint an administrator (“Administrator”) who shall have the authority and discretion to determine all initial claims for benefits under the Plan by Participants or their Beneficiaries based on the Plan documents. Within ninety (90) days after receiving a claim (or within forty-five (45) days if the claim involves a determination of Disability (“Disability Claim”)), the Administrator shall notify the Participant or Beneficiary of his decision in writing, giving the reasons for the decision, if adverse to the claimant, and the other required information specified in this Section 7. The 90-day period may be extended for up to one hundred and eighty (180) days (or in the case of a Disability Claim, for seventy-five (75) days or up to a maximum of one hundred and five (105) days), if the claimant is notified of the need for additional time, including notification of the reason for the delay. Notification of the need for an extension shall be provided by the Administrator to the claimant prior to the end of the initial 90-day period or initial 45-day period in the case of a Disability Claim. If the decision is adverse to the claimant, the Administrator shall advise the claimant of the specific reason(s) for the denial, the Plan provisions involved, of any additional information or material that he must provide to perfect his claim and why, and of his right to request a review of the decision, the procedures to be followed and the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination.

(b)	A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days (or within one hundred and eighty days (180) days, if a Disability Claim) after receipt of the decision. The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments. In the case of a Disability Claim, if the Administrator is also a member of the Committee, such Administrator shall not be permitted to review the appeal of such claim.

(c)	Within sixty (60) days (or within forty-five (45) days if a Disability Claim), after receiving a request for review, the Committee shall notify the claimant in writing of (i) its decision; (ii) the specific reasons for the adverse benefit determination, with references to the specific Plan provisions upon which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the Committee determines that additional time is needed to review the claim, the initial 60-day period (or initial 45-day period in the case of a Disability Claim) may be extended by 60 days from the end of the initial 60-day period or, in the case of a Disability Claim, by 45 days from the end of the initial 45-day period. The extension notice will indicate the special circumstances requiring the extension and will indicate the date by which the Committee expects to make a determination upon review.

(d)	The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with Section 503 of ERISA, and the regulations issued thereunder (“ERISA Claims Procedure Rules”). For the avoidance of doubt, the provisions of the ERISA Claims Procedure Rules are incorporated herein by reference.

(e)	The Administrator and the Committee shall have the full power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan documents and to decide any questions and settle all controversies that may arise in connection with the Plan. Interpretations and constructions of the Plan made by the Administrator and the Committee and actions taken thereunder, made in their sole discretion, including any valuation of the Accounts, any determination under this Section 7, or the amount of the payment to be made hereunder, shall be based on the Plan documents and shall be final, binding and conclusive on all persons for all persons. Neither the Administrator nor any member of the Committee (or any designee of the Committee) shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. To the extent that a form prescribed by the Committee (or its designee) to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee (or its designee) pursuant to the authority granted to the Committee under the Plan.

8.	CONSTRUCTION OF THE PLAN

(a)

This Plan is “unfunded” and Accumulation Benefits payable hereunder shall be paid by the NYSE out of its general assets. Participants and their Beneficiaries shall not have any interest in any specific asset of the NYSE as a result of this Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the NYSE, the Committee, and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the NYSE and no person other than the NYSE shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the NYSE under this Plan, such right shall be no greater than the right of any unsecured general creditor of the NYSE. The NYSE may, in its sole discretion, establish a “rabbi trust” to pay Accumulation Benefits hereunder.

(b)	All consents, elections and other actions required or permitted to be made by Participants or other persons under the Plan shall be made in writing on such forms and in such manner as the Committee (or its designee) may require from time to time. Forms shall be effective only if filed with the Committee (or its designee).

9.	LIMITATION OF RIGHTS

Nothing contained herein shall be construed as conferring upon an employee the right to continue in the employ of the NYSE or NYSE Group as an employee or in any other capacity or to interfere with the right of the NYSE or the NYSE Group to discharge him at any time for any reason whatsoever.

10.	PAYMENT NOT SALARY

Any Accumulation Benefits payable under this Plan or any book entry made to an Accumulation Account shall not be deemed salary or other compensation to the employee for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of the NYSE or NYSE Group maintained for the benefit of its employees.

11.	SEVERABILITY

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

12.	WITHHOLDING

(a)	All payments under this Plan shall be subject to the withholding of such amounts relating to federal, state or local taxes as the NYSE or NYSE Group may reasonably determine it should withhold based on applicable law or regulations.

(b)	The Committee may accelerate payments to Participants under the Plan to provide for the payment of employment taxes under the Federal Insurance Contributions Act (FICA) incurred with respect to the Plan and federal state or local income and withholding taxes as a result of the payment of such FICA amount, up to the amount of such taxes due, as provided in Treasury Regulation 1.409A-3(j)(4)(vi) and other applicable guidance under Section 409A of the Code.

13.	ASSIGNMENT

The Plan shall be binding upon and inure to the benefit of the NYSE, its successors and assigns and the Participants and their Beneficiaries, heirs, executors, administrators and legal representatives. In the event that the NYSE sells or transfers all or substantially all of the assets of its business or all or substantially all of the assets of a division and, in either event, the acquiror of such assets assumes the obligations hereunder with regard to a Participant, the NYSE shall be released from any liability imposed herein and shall have no obligation to pay or provide any benefits payable hereunder with regard to such Participant.

14.	NON-ALIENATION OF BENEFITS

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

15.	GOVERNING LAW

To the extent legally required, the Code and ERISA shall govern this Plan, and, if any provision hereof is in violation of any applicable requirement of the Code or ERISA, the Board (or a duly authorized committee thereof), or a person designated by the Board, reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

16.	AMENDMENT OR TERMINATION OF PLAN

The Board (or a duly authorized committee thereof), or a person designated by the Board may, in his or its sole and absolute discretion, amend this Plan from time to time and at any time in such manner as he or it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) or a person designated by the Board may, in its sole and absolute discretion, terminate the Plan for any reason or no reason from time to time and at any time in such manner as it deems appropriate or desirable. No amendment or termination shall reduce or terminate the then vested benefit of any Participant or Beneficiary. Upon termination of the Plan, distributions may be made in accordance with the provisions of the Plan as if no such termination had occurred. Any distributions at any other time or in any other form following termination of the Plan shall be permitted only to the extent permissible under Section 409A of the Code and Treasury regulations and other applicable guidance issued under Section 409A.

17.	NON-EXCLUSIVITY

The adoption of this Plan by the NYSE shall not be construed as creating any limitations on the power of the NYSE to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

18.	GENDER AND NUMBER

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

19.	HEADINGS AND CAPTIONS

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

20.	INTERPRETATION OF THE PLAN

The Committee shall have the authority to adopt, alter or repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan. The Committee, in its discretion, may delegate its authority hereunder to one or more Employees of the Employer for purposes of handling the day-to-day administration of the Plan. The Plan shall be subject to, and administered in accordance with, the Rules of Operation and Administration of the NYSE Group, Inc. and Affiliates NonQualified Deferred Compensation Plans, the provisions of which are attached hereto as Exhibit D.

21.	EFFECTIVE DATE

This amendment and restatement of the Plan shall be effective as of January 1, 2005. This amendment and restatement of the Plan reflects amendments to the Plan adopted through December 31, 2008.

22.	ENTIRE AGREEMENT

This Plan, along with the Participants’ elections hereunder, constitutes the entire agreement between the Employer and the Participants pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Employer with respect to the subject matter herein.

23.	SECTION 409A OF THE CODE

(a) Although the Employer makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to comply with the requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Committee is authorized to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of an excise tax under Section 409A on any payment to be made hereunder, provided that there is no reduction in the benefits provided hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A of the Code.

(b) This Plan constitutes two separate “plans” within the meaning of Treasury Regulations Section 1.409A-6(a)(4)(vii). One such plan consists of all Grandfathered Accounts hereunder. The Grandfathered Accounts are intended to be grandfathered from the application of Section 409A of the Code. The other such plan consists of all Non-Grandfathered Accounts hereunder. The Non-Grandfathered Accounts are intended to be subject to Section 409A of the Code.

IN WITNESS WHEREOF, the NYSE Group, Inc. has caused this Plan to be executed this 22nd day of December, 2008.

NYSE GROUP, INC.

By:	Leroy M. Whitaker, Senior Vice-President

EXHIBIT A

Robert Britz

Catherine Kinney

Edward Kwalwasser

Georges Ugeux

Frank Z. Ashen

Richard P. Bernard

Noreen M. Culhane

David P. Doherty

Richard A. Edgar

Salvatore Pallante

Robert T. Zito

EXHIBIT B

Name of Participant	Percentage

Robert G. Britz	50%

Catherine R. Kinney	50%

Edward A. Kwalwasser	25%

Georges L. Ugeux	25%

Frank Z. Ashen	25%

Richard P. Bernard	25%

Richard A. Edgar	25%

Robert T. Zito	25%

Noreen M. Culhane	15%

David P. Doherty	15%

Salvatore Pallante	15%

EXHIBIT C

RULES AND PROCEDURES FOR THE CREDITING OF EARNINGS FACTORS AND

THE ELECTION OF MEASURING ALTERNATIVES FOR GRANDFATHERED

ACCOUNTS UNDER THE PLAN

Any change to an investment measure under or addition of an existing investment measure with respect to a Grandfathered Account under the Plan must qualify as a predetermined actual investment or, for any given taxable year, must reflect a reasonable rate of interest, as defined below. In order to meet such requirement, the income credited to a Participant’s Grandfathered Account under the Plan must reflect a rate of return that does not exceed either:

•	the rate of return on a predetermined actual investment (as determined in accordance with paragraph (1) below) or,

•	if the income does not reflect the rate of return on a predetermined actual investment (as so determined), a reasonable rate of interest (as determined in accordance with paragraph (2) below).

(1)	Rate of Return on a Predetermined Actual Investment

The rate of return on a predetermined actual investment for any period means the rate of total return (including increases or decreases in fair market value) that would apply if the account balance were, during the applicable period, actually invested in one or more investments that are identified in accordance with the Plan before the beginning of the period.

•

Examples of actual investments for this purpose are the investment alternatives available under the NYSE Group, Inc. Savings Plan and an investment identified by reference to any stock index with respect to which there are positions traded on a national securities exchange.

A rate of return will not be treated as the rate of return on a predetermined actual investment within the meaning of this paragraph (1) if the rate of return (to any extent or under any conditions) is based on the greater of the rate of return of two or more actual investments, is based on the greater of the rate of return on an actual investment and a rate of interest (whether or not the rate of interest would otherwise be reasonable under paragraph (2) below), or is based on the rate of return on an actual investment that is not predetermined.

•

For example, if the Plan bases the rate of return on the greater of the rate of return on a predetermined actual investment and a 0 percent interest rate (i.e., without regard to decreases in the value of that investment), the Plan is using a rate of return that is not a rate of return on a predetermined actual investment within the meaning of this paragraph (1).

A rate of return will not be treated as predetermined unless it is designated and communicated to Plan participants before the beginning of the period to which it applies.

(2)	Rules relating to reasonable interest rates.

(a) In general. If income for a period is credited to an account balance plan on a basis other than the rate of return on a predetermined actual investment (as determined in accordance with paragraph (1) of this section), then, except as otherwise provided in this paragraph (2), the determination of whether the income for the period is based on a reasonable rate of interest will be made at the time the amount deferred is required to be taken into account and annually thereafter.

(b) Fixed rates permitted. If, with respect to an amount deferred for a period, the Plan provides for a fixed rate of interest to be credited, and the rate is to be reset under the Plan at a specified future date that is not later than the end of the fifth calendar year that begins after the beginning of the period, the rate is reasonable at the beginning of the period, and the rate is not changed before the reset date, then the rate will be treated as reasonable in all future periods before the reset date.

EXHIBIT D

RULES OF OPERATION AND ADMINISTRATION OF THE

NYSE GROUP, INC. AND AFFILIATES

NONQUALIFIED DEFERRED COMPENSATION PLANS

(As Amended and Restated Effective December 10, 2008)

1.	Plans Covered by the Rules.

The term “Subject Plan” as used herein shall refer to the nonqualified deferred compensation plans sponsored by the NYSE Group, Inc. and its affiliates, listed on Exhibit 1 attached hereto.

Any reference to a “Subject Plan” herein shall be deemed to include, unless the context clearly requires otherwise, any related contract or similar agreement, and any other documents or instruments comprising a part of such plan. The term “Rules” refers to the Rules of Operation and Administration as set forth herein and as may be amended from time to time as provided herein.

These Rules shall not apply to any plan or program that is not specifically listed in Exhibit 1.

2.	NonQualified Plans Committee.

(A)	Designation of Committee Members.

Subject to the provisions of sections 4 and 5 hereof, the authority to control and manage the operation and administration of the Subject Plans, including the control and management of the assets accumulated to pay benefits under the Subject Plans, shall be vested jointly in a committee of three or more individuals. Such committee shall be known as the “NonQualified Plans Committee of NYSE Group, Inc. and Affiliates” (“Committee”). Each member of the Committee shall be designated by the Board of Directors of NYSE Group, Inc. (“Board”) to a one year term, and shall serve until the earliest of his death, incapacity, resignation, termination of employment, removal, or expiration of one year from the date of his appointment as a Committee member by the Board; provided, however, that such term shall continue beyond one year until the appointment by the Board of a successor to the Committee member. The term of any member of the Committee may be renewed from time to time without limitation as to the number of renewals. Any member of the Committee may resign upon not less than fourteen (14) days advance written notice to the Board (which notice shall specify the date on which such resignation shall take effect), provided that the Board may, within its sole and absolute discretion, waive all or any portion of such advance notice period. The Board also may, within its sole and absolute discretion, remove any member of the Committee at any time with or without cause. The Chairman of the Board may appoint a Committee member(s) to serve in such capacity until the next meeting of the Board following such appointment(s), where the Chairman of the Board deems such appointment(s) necessary or appropriate. The Board may at any time appoint a Committee member(s) on a temporary or interim basis (i.e., to serve for a period less than one year), where the Board deems such an appointment(s) necessary or appropriate.

(B)	(1)	Chairman.

The members of the Committee shall appoint one of its members to act as Chairman. Such Chairman shall have the power to call, and establish an agenda for, and shall preside at, meetings of the Committee. The Chairman will also be responsible for the scheduling of meetings. A meeting of the Committee may additionally be called by a request to the Chairman by any two Committee members. When such request is made, the Chairman promptly will schedule and convene such meeting. Any Committee member may include an item or items on the meeting agenda by making a request to the Chairman in advance of the distribution of such agenda that such item or items be included.

(2)	Chairman of the Meeting.

In the absence of the appointment of a Chairman (or in the absence of such Chairman from a meeting), the members of the Committee then present shall choose one of its members then present to preside over that meeting as Chairman of the meeting.

(3)	Secretary.

The Committee shall appoint a Secretary who shall maintain the records of the Committee and perform such other duties as may be allocated to him in writing by the Committee. The Secretary may, but need not, be a member of the Committee. The Secretary shall have the authority to certify the minutes and resolutions of the Committee, and all persons dealing with the Committee shall be fully protected in acting in reliance thereon.

The Secretary will be responsible for the preparation of proposed agendas for meetings. The Secretary will furnish a copy of all proposed agendas to the Chairman and obtain the Chairman’s approval of the agenda prior to distribution to the Committee members. When practicable, a copy of such agendas shall be distributed by the Secretary to each Committee member in advance of the meeting and shall serve as notice therefor.

(4)	Secretary of the Meeting.

The Chairman of the meeting may appoint a secretary of the meeting for the purpose of taking the minutes thereof. Such person may, but need not, be the Secretary of the Committee or a member of the Committee.

(C)	Reliance on Written Instruments.

To the extent permitted by applicable law, the Committee may act upon any written instrument, certificate, or paper believed to be genuine and to be signed or presented by a duly authorized person or persons, and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

(D)	Execution of Documents.

The Committee may designate any of its members to execute and deliver on its behalf documents and instruments of such types and bearing on such matters as may be specified by the Committee, and any such document or instrument may be accepted and relied upon as the act of the Committee. Any such designation shall be in writing (or in exigent circumstances, conveyed orally and set forth in a written designation as soon as practicable thereafter) and shall specify the Committee member or members so designated, the documents and instruments that said member(s) may execute and delivery and all other terms of the designation.

3.	Investment Powers of the Committee and Designation of Trustees or Custodians, Investment Managers and Insurance Carriers.

(A)	Designation of Trustee or Custodian.

The Committee shall have the power to appoint trustees, custodians or insurance carriers to hold (and, at the direction of the Committee, manage) the assets accumulated to pay benefits under any Subject Plan, subject to a written agreement between the Committee and such trustees, custodians or insurance carriers setting forth the rights, responsibilities and obligations of each party.

(B)	Investment Powers of the Committee and Designation of Investment Manager and Investment Funds.

The Committee may appoint one or more investment managers to manage (including the power to acquire and dispose of) all or a portion of the assets accumulated to pay benefits under any Subject Plan. The Committee may also designate funds maintained or established by a bank, trust company, insurance company, mutual fund or investment company to include as investment alternatives from among which participants and their beneficiaries may elect to invest their notional accounts under a Subject Plan.

(C)	Manner of Designation.

The designations and appointments authorized under this section 3 shall be upon such terms and conditions as the Committee may determine, provided that, the Committee shall not enter into any agreement under this section 3 which does not provide for the termination thereof by the Committee upon reasonably short notice under the circumstances to the other party or parties to the agreement.

(D)	Monitoring of Investment Funds.

The Committee (or its authorized representative) shall meet from time to time with any representatives of funds maintained or established by a bank, trust company, insurance company, mutual fund or investment company that have been designated as investment alternatives from among which participants and their beneficiaries may elect to invest their notional accounts under the respective Subject Plan for the purpose of reviewing the activities of the fund and monitoring its investment performance.

4.	Amendment of Plans and Compliance with Applicable Law.

The Committee shall have the power to adopt amendments to a Subject Plan that do not increase costs of the NYSE Group, Inc. and its affiliates by more than a de minimis amount and do not materially modify the liabilities, responsibilities, duties or authorities of the Committee or its members or of the Board or its members. The Committee shall have the power to recommend to the Board for its consideration any other amendment to a Subject Plan.

5.	Reports of the Committee.

The Committee shall report at least annually, to the Board or a specified committee of the Board on the performance of its responsibilities with respect to the Subject Plans (including, without limitation, reports on the overall performance of any trustee, bank, investment manager, insurance carrier or other persons to whom any of the Committee’s powers and responsibilities may have been delegated pursuant to the Rules).

6.	Power to Construe and Make Determinations.

Except as may otherwise be provided herein, the Subject Plans shall be administered and operated by the Committee (or any committee, person or entity duly authorized by the Committee). The Committee (or, where authorized, such other committee, person or entity) shall have complete authority, in its sole and absolute discretion, to construe or interpret the terms of the Subject Plans and any related documents or underlying policies (other than the Rules) and make findings of fact or law in connection with the construction, interpretation or administration of the Subject Plans. However, no member of the Committee shall participate in a determination of the Committee that directly affects his or her benefit under the Subject Plans. Such authority shall include, without limitation, the authority to decide the eligibility for and the amount of benefits due under each respective Subject Plan to participants or their beneficiaries thereunder. All such decisions and findings of fact or law shall be final and binding upon all parties affected thereby.

7.	Claims Procedure.

The Committee shall adjudicate a claim in accordance with the claims procedures of the Subject Plan; provided, however, that, in the absence of a claim procedure, the Committee shall have the power to establish a claims procedure appropriate to such Subject Plan.

8.	Amendment of Rules.

The Board shall retain the sole and exclusive authority to amend the Rules; provided, however, that the Board shall provide the members of the Committee with at least fourteen (14) days advance written notice of the effective date of any amendment which increases the liabilities, responsibilities, duties or authorities of the Committee or its members, provided that the Committee members may waive all or any portion of such advance notice period.

9.	Indemnification.

NYSE Group, Inc. shall indemnify and hold the members of the Committee harmless against liability incurred in the administration of the Subject Plans, except in the case of the gross negligence or willful misconduct of any Committee member.

Exhibit 1

Name of Plan	Status as of January 1, 2009
New York Stock Exchange, Inc. ICP Award Deferral Plan	Frozen

New York Stock Exchange, Inc. Long Term Incentive Deferral Plan	Frozen

New York Stock Exchange, Inc. Capital Accumulation Plan	Frozen

New York Stock Exchange, Inc. Supplemental Executive Retirement Plan1	Frozen

New York Stock Exchange, Inc. Supplemental Executive Savings Plan2	Active

Securities Industry Automation Corporation Supplemental Executive Retirement Plan	Frozen

Securities Industry Automation Corporation Supplemental Executive Savings Plan	Frozen

Securities Industry Automation Corporation Supplemental Incentive Plan	Frozen

American Stock Exchange LLC Supplemental Executive Retirement Plan	Frozen

American Stock Exchange Inc. Supplementary Retirement and Savings Plan	Frozen

American Stock Exchange Inc. Supplementary Retirement and Savings Plan – A	Frozen

1	The Securities Industry Automation Corporation Supplemental Executive Retirement Plan was merged into the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan effective April 1, 2008. The three American Stock Exchange plans listed above were merged into the New York Stock Exchange, Inc. Supplemental Executive Retirement effective January 1, 2009.
2	The Securities Industry Automation Corporation Supplemental Executive Savings Plan was merged into the New York Stock Exchange, Inc. Supplemental Executive Savings Plan effective January 1, 2008.